UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)

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Parametric Sound Corporation

(Name of Registrant as Specified in its Charter)

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Filed by: Parametric Sound Corporation

Pursuant to Rule 14a-6 under the

Securities Exchange Act of 1934

Subject Company: Parametric Sound Corporation

Commission File No.: 000-54020

The following press release was issued by Parametric Sound Corporation (Parametric) on December 18, 2013, related to the Agreement and Plan of Merger dated August 5, 2013, among Parametric, VTB Holdings, Inc. (Turtle Beach) and Paris Acquisition Corp.

Turtle Beach and Parametric Sound Announce Designation of Independent Members

to be Appointed to Post-Merger Board of Directors

Mr. Bill Keitel and Ms. Laureen DeBuono to Join the Board of the Combined Company

VALHALLA, N.Y. and SAN DIEGO, CA – December 18, 2013 – Turtle Beach and Parametric Sound (NASDAQ: PAMT) today announced that Turtle Beach has designated two independent directors to be appointed to the board of directors immediately after the closing of the pending merger of the two companies. Mr. Bill Keitel, who recently retired as CFO of Qualcomm Incorporated, has been designated as an appointee to the board and is anticipated to chair the audit committee. He brings substantial business experience relevant to the combined company’s audio technology licensing activities. Ms. Laureen DeBuono, currently partner of leading CFO consulting services firm FLG Partners, LLC, has been designated as an appointee to the board and is anticipated to chair a newly created compliance and governance committee. Her health care experience will complement the combined company’s efforts to develop the hearing health market.

"Bill Keitel and Laureen DeBuono each possess an incredible depth of knowledge, operational expertise and proven leadership that will greatly enhance the board's efforts in guiding our company forward once we close our merger with Parametric Sound," said Ron Doornink, chairman of Turtle Beach. "These highly qualified independent directors will significantly contribute to the vision, growth and success of the combined company,” said Ken Potashner, executive chairman of Parametric Sound.

Mr. Keitel will bring an exceptional record of leadership, management expertise and financial acumen to the board. Mr. Keitel’s career spans more than three decades, including over 17 years in senior finance roles at Qualcomm. During his time at Qualcomm from 1996 until 2013, the company grew revenues from approximately $800 Million to approximately $25 Billion. For the past 11 years, Mr. Keitel served as CFO of Qualcomm and also served as chief accounting officer and executive committee member until he decided to retire earlier this year. Mr. Keitel joined Qualcomm in 1996 and served as senior vice president and corporate controller from 1998 to 2002. Prior to Qualcomm, Mr. Keitel served in senior finance roles at Nortel and PepsiCo. He holds a B.A. from the University of Wisconsin and an M.B.A. from Arizona State University.

Ms. DeBuono is a highly seasoned CEO, COO, CFO and general counsel with extensive management experience in both public and private companies. She has been a partner of FLG Partners, LLC since October 2011. Previously, she served as President, CEO and member of the board of directors of Coapt Systems, Inc., and as Chief Financial Officer of Thermage, Inc., a medical device company, that she helped guide through its IPO in 2006. She was also COO & CFO of hearing aid manufacturer Resound Corp., where she led the sale of the company to GN Great Nordic. In addition, she served as general counsel of Nellcor Puritan Bennett, where she led the sale of the company to Mallinckrodt. Additionally, she was corporate counsel for The Clorox Company and Varian Associates. Ms. DeBuono currently is a director of Cadence Pharmaceuticals (NASDAQ: CADX) and previously served as a member of the board of directors and audit committee chair of two public companies, VISX, Inc. and InVivo Medical Diagnostics, Inc. She is a frequent lecturer in Corporate Governance and Mergers & Acquisitions. Ms. DeBuono received a B.A. from Duke University, an M.A. from Stanford University and a J.D. from the New York University School of Law, and is a member of the State Bar of California.

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A special meeting of Parametric stockholders will be held on Friday, December 27, 2013, to consider and vote on certain matters in connection with the merger of Parametric and Turtle Beach. Under the Agreement and Plan of Merger dated August 5, 2013 between Turtle Beach and Parametric, Turtle Beach has the right to designate five members of the post-merger, nine-member board of directors which will also be comprised of two directors to be designated by Parametric and two vacancies. Turtle Beach anticipates that its five nominees expected to be appointed to the Parametric board upon closing of the merger will include Mr. Keitel and Ms. DeBuono along with previously announced designates Juergen Stark (Turtle Beach CEO), Ronald Doornink and Kenneth A. Fox (both directors of Turtle Beach).

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About Turtle Beach

Turtle Beach (http://www.turtlebeach.com) designs and markets premium audio peripherals for video game, personal computer, and mobile platforms, including its acclaimed line of Ear Force gaming headphones and headsets crafted for PC and Mac, Nintendo, PlayStation and Xbox game consoles, including the next-generation Xbox One. According to the NPD Group, Turtle Beach manufactures the top five best-selling third-party gaming headsets of all time when ranked in dollar sales. The Ear Force X12 wired headset is the No. 1 best-selling third-party gaming headset of all time.

Turtle Beach is the official audio provider for Major League Gaming, the world's largest eSports league, and Twitch, the world’s leading video platform and community for gamers.

Turtle Beach, headquartered in Valhalla, New York, is a brand of Voyetra Turtle Beach, Inc., which has been at the forefront of music and audio technology for more than three decades and is recognized as a pioneer of today’s PC audio industry.

Turtle Beach and Ear Force are registered trademarks of Voyetra Turtle Beach, Inc. All other trademarks are property of their respective holders and are hereby acknowledged.

About Parametric Sound Corporation

Parametric Sound Corporation is a pioneering innovator of directed audio solutions. With a substantial body of intellectual property, Parametric Sound is the foremost authority in the application of acoustic technology to beam sound to target a specific listening area without the ambient noise of traditional speakers. The Company is targeting its technology for new uses in consumer markets including computers, video gaming, televisions, home audio and health care. For more information, visit www.parametricsound.com.

Cautionary note on forward-looking statements

Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events including, without limitation, the composition of the board of directors of Parametric (and committees thereof) following the proposed merger. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Parametric’s and the combined company´s actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular uncertainties and risks include, among others: the failure of the Parametric stockholders to approve the transaction; the failure of NASDAQ to authorize the continued listing of Parametric’s shares following the transaction; the failure of either party to meet other conditions to the closing of the transaction; and delays in completing the transaction and the risk that the transaction may not be completed at all. More detailed information on these and additional factors that could affect Parametric’s actual results are described in Parametric’s filings with the Securities and Exchange Commission, including the definitive proxy statement and the most recent Annual Report on Form 10-K. All forward-looking statements in this news release speak only as of the date of this news release and are based on Parametric's current beliefs and expectations. Parametric undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

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Important Additional Information for Investors and Stockholders

This material is not a substitute for the definitive proxy statement that Parametric filed with the SEC on December 3, 2013 related to the proposed merger. Investors and security holders are urged to read the definitive proxy statement (including any amendments or supplements) and other documents filed with the SEC carefully in their entirety because they contain important information about Parametric, Turtle Beach and the proposed transaction. The definitive proxy statement was recently sent to the stockholders of Parametric. Investors and security holders may obtain free copies of the definitive proxy statement and other relevant documents filed with the SEC by Parametric at the SEC´s web site at www.sec.gov. Free copies of the definitive proxy statement and other documents filed with the SEC also can be obtained by directing a request to Parametric, Attention: Investor Relations, telephone: (888) 477-2150, Extension 509. In addition, investors and security holders may access copies of the documents filed with the SEC by Parametric on Parametric's website at www.parametricsound.com.

Parametric and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction described in this release. Information regarding Parametric's directors and executive officers is available in the definitive proxy statement related to the proposed merger, which was filed with the SEC on December 3, 2013. Investors and stockholders can obtain more detailed information regarding the direct and indirect interests of Parametric's directors and executive officers in the proposed transaction by reading the definitive proxy statement (including any amendments or supplements).

For more information:

David Lowey
Turtle Beach Public Relations
david.lowey@turtlebeach.com
+1-914-844-2759

Tracy Neumann
Parametric Sound Corp.
tneumann@parametricsound.com
+1-888-HSS-2150, Ext. 509

Investor Relations:

Dave Mossberg
Three Part Advisors, LLC
+1-817-310-0051

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